Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 6, 2014, in the Registration Statement (Form S-4) and related Prospectus of Chrysler Group LLC for the registration of $1,375,000,000 of 8% Secured Senior Notes due 2019 and $1,380,000,000 of 8 1⁄4% Secured Senior Notes due 2021.

/s/ Ernst & Young LLP

Detroit, Michigan

March 18, 2014